CDTi Reports Second Quarter Year 2014 Financial Results

Oxnard, Calif., August 8, 2014 -- Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or the “Company”), a leader in advanced emission control solutions, announced today its financial results for the second quarter ended June 30, 2014. The highlights are as follows:

  Revenue of $12.6 million
  Gross margin of 31.5%, up 5.6 percentage points from prior year
  Net loss of $0.10 per share, down from $0.19 per share in prior year
  Cash of $8.6 million as of June 30, 2014

Christopher J. Harris, President and Chief Executive Officer, commented, “We have worked to expand our gross margin, and the current quarter illustrates our progress, with gross margin up to 31.5% compared to 25.9% in the like quarter of 2013. At the same time we have been controlling expenses while continuing to make investments in new products and technology, and enhancing our patent portfolio, having filed 27 new patents during the quarter. We also made several key hires in the sales team to drive our sales growth.

“This week we announced an important new product line, DuraFit™, putting us into a new market.  In the past, the Heavy Duty Diesel Systems group has concentrated on the retrofit market – outfitting in-service trucks with DPFs (Diesel Particulate Filters). DuraFit™ products are drop-in replacement DPFs for trucks whose original DPFs have worn out and are no longer under the typical 5-year warranty period. This replacement market is potentially larger, faster growing and gives us a broader horizon than the retrofit market alone.

“Subsequent to the end of the second quarter, we consolidated our southern California offices,” he added, “and all the headquarters functions are now merged into our Oxnard campus. We also have right-sized in Sweden with the sale of our former facility, and have moved into a smaller space. We have consolidated several positions in Oxnard and Markham as we continue to focus on cost control. Although our revenue was not as high as we had hoped, external Catalyst division sales were up slightly due to the expanded number of Honda models, while the Heavy Duty Diesel Systems division sales were down. Our operating loss dropped by half compared to 2013, and the net loss declined to $1.2 million versus $1.4 million.”

Second Quarter 2014 Financial Results

Total revenue of $12.6 million for the second quarter of 2014 was flat from the prior year quarter. Revenue, excluding intercompany sales, for CDTi’s Catalyst division for the quarter ended June 30, 2014 was $5.6 million, an increase of $0.1 million, or 1.8%, compared to $5.5 million for the prior year quarter. Revenue for CDTi’s Heavy Duty Diesel (“HDD”) Systems division for the quarter ended June 30, 2014 decreased $0.1 million, or 1.4%, to $7.0 million from $7.1 million for the same prior year quarter.

Gross margin improved 5.6 percentage points to 31.5% compared to 25.9% in the prior year period. Gross margin increased in both the Catalyst and HDD Systems divisions.

Total operating expenses for the second quarter of 2014 were $4.5 million, consistent with the prior year quarter.

The net loss for the second quarter of 2014 was $1.2 million, or $0.10 per diluted share. This compares to net loss of $1.4 million or $0.19 per diluted share for the second quarter of 2013. Weighted average common shares outstanding were 12.3 million in the current quarter compared to 7.3 million in the same quarter a year ago, with the increase in the number of shares due principally to the equity offerings completed on July 3, 2013 and April 4, 2014.

At June 30, 2014 and December 31, 2013, CDTi had cash of $8.6 million and $3.9 million, respectively. Included in the June 30, 2014 amount are the net proceeds from the April 2014 offering in which CDTi sold 2.0 million shares of its common stock and warrants to purchase up to 0.8 million shares of common stock at a combined price to investors of $3.40 per share and related warrant. The net proceeds from the sale of the shares and the related warrants, after deducting the placement agent fees and other offering expenses payable by CDTi, were approximately $6.1 million, which does not include any potential proceeds from the cash exercise of any warrants.

The Company’s financial position was stronger at June 30, 2014, than at the beginning of the year.  In addition to the improvement in cash noted above, the current ratio at June 30, 2014 was 1.29:1, compared to 1.14:1 at the beginning of the year.

First Six Months 2014 Financial Results

Total revenue for the first six months of 2014 was $25.1 million, a decrease of $0.8 million, or 3.1%, from $25.9 million for the same prior year period. Revenue, excluding intercompany sales, for CDTi's Catalyst division for the first six months of 2014 decreased $0.6 million, or 5.2%, to $10.9 million from $11.5 million for the same prior year period. Revenue for CDTi's Heavy Duty Diesel Systems division for the first six months of 2014 decreased $0.2 million, or 1.4%, to $14.2 million from $14.4 million for the same prior year period.

Gross margin was 31.2%, compared to 24.6% in the prior year period.

Total operating expenses for the first six months of 2014 were $9.8 million, up 2.1%, compared to $9.6 million in the same prior year period.

Net loss for the first six months of 2014 was $5.0 million, or $0.46 per diluted share, compared to net loss of $3.5 million, or $0.48 per share, in the same prior year period. Weighted average common shares outstanding were 11.0 million for the first six months of 2014 compared to 7.3 million in the same period a year ago.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 78933151. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi's website at www.cdti.com  under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days and a full transcript for one year.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emission control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other related technologies to provide high-value sustainable solutions to reduce emission, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. CDTi is headquartered in Oxnard, California and currently has operations in the U.S., the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of words such as “believe(s)”, “expect(s)”, “anticipate(s)”, “plan(s)”, “may”, “will”, “would”, “intend(s)”, “estimate(s)” or similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, whether in the negative or affirmative. Examples of forward-looking statements contained in this press release include, among others, those regarding anticipated investments, patent portfolio enhancement, sales growth, market opportunities, cost control measures, proprietary technologies, and anticipated product performance. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, without limitation, (a) CDTi’s potential inability to (i) reduce operating costs, (ii) realize benefits from investments, (iii) obtain funding, (iv) successfully realign its strategic path or execute its technology strategy, (v) maintain or establish relationships with customers, (vi) protect its intellectual property, (vii) attract or retain qualified personnel, (viii) successfully market new products, (ix) obtain or retain product approvals or verifications, or (x) receive market acceptance of its products; (b)  the lack of available of funding for emissions control programs; (c) the lack of further tightening of emission standards; (d) restrictions on selling products in Asia; (e) changes in governmental standards; (f) competitive, regulatory and marketing factors; and (g) the risks and uncertainties discussed or referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com

(212) 691-8087

Len Hall (media)
len@allencaron.com

(949) 474-4300

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Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended June 30,		6 Months Ended June 30,

	2014	2013	2014	2013
Revenues	$12.6	$12.6	$25.1	$25.9
Gross profit	4.0	3.3	7.8	6.4
Gross margin	31.5%	25.9%	31.2%	24.6%

Operating expenses:
Selling, general and administrative	$3.0	$3.5	$6.7	$7.3
Research and development	1.5	0.9	2.8	2.2
Severance and other charges	─	0.1	0.3	0.1
Total operating expenses	4.5	4.5	9.8	9.6

Loss from operations	(0.5)	(1.2)	(2.0)	(3.2)
Other expense	(0.6)	(0.5)	(2.7)	(0.5)
Loss from continuing operations before income tax	(1.1)	(1.7)	(4.7)	(3.7)
Income tax expense (benefit) from continuing operations	0.1	(0.3)	0.3	(0.2)
Net loss from continuing operations	(1.2)	(1.4)	(5.0)	(3.5)
Discontinued operations	─	─	─	─
Net loss	$(1.2)	$(1.4)	$(5.0)	$(3.5)

Basic and diluted EPS	$(0.10)	$(0.19)	$(0.46)	$(0.48)
Weighted shares outstanding (in millions)	12.3	7.3	11.0	7.3

Clean Diesel Technologies, Inc.

Summary Segment Information (unaudited)

($ millions)

	3 Months Ended June 30,		6 Months Ended June 30,

	2014	2013	2014	2013
Revenue
Heavy Duty Diesel Systems	$7.0	$7.1	$14.2	$14.4
Catalyst	6.3	6.3	12.1	12.8
Eliminations	(0.7)	(0.8)	(1.2)	(1.3)
Total	$12.6	$12.6	$25.1	$25.9

Income (loss) from operations
Heavy Duty Diesel Systems	$0.7	$(0.1)	$0.9	$(0.4)
Catalyst	0.4	0.1	0.6	0.3
Corporate	(1.6)	(1.3)	(3.5)	(3.1)
Total	$(0.5)	$(1.2)	$(2.0)	$(3.2)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

($ millions)

	As of
	June 30, 2014	December 31, 2013
Total current assets	$22.9	$16.8
Total assets	$33.9	$28.4
Total current liabilities	$17.7	$14.7
Total long-term liabilities	$6.6	$8.3
Stockholders’ equity	$9.6	$5.4

Short-term debt	$5.0	$2.3
Long-term debt	$6.0	$7.5

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